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                                                                      EXHIBIT 25

        T H E  U N I T E D  S T A T E S  S H O E  C O R P O R A T I O N


                               ONE EASTWOOD DRIVE
                          CINCINNATI, OHIO 45227-1197
                              TEL: (513) 527-7000

FAX NUMBER: (513) 527-7880                               WRITER'S DIRECT NUMBER:


                                                         (513) 527-7462



                                 March 31, 1995


Luxottica Group S.p.A.
Luxottica Acquisition Corp.
c/o Mr. Claudio Del Vecchio
44 Harbor Park Drive
Port Washington, New York 11050

Gentlemen:

                 In connection with your analysis of one or more possible transactions involving you and The United States Shoe Corporation (together with its subsidiaries and affiliates, "U.S. Shoe") or its operations (the "Business"), including, without limitation, the consummation of an offer to purchase outstanding common shares of U.S. Shoe and associated preference share purchase rights directly from the holders thereof or any similar transaction (an "Offer") (individually or collectively, a "Transaction"), U.S. Shoe (directly and through its officers, employees and/or agents) is prepared to disclose to you certain oral and written information concerning U.S. Shoe and the Business (collectively, the "Evaluation Material"), which you acknowledge is confidential and of competitive value. In consideration of furnishing you with the Evaluation Material, U.S. Shoe requests your agreement and the agreement of Luxottica Acquisition Corp. to the following (it being understood that you are also agreeing to cause your Representatives (as hereinafter defined) to comply with the provisions hereof) and will deliver the Evaluation Material to you or one or more of your specified Representatives (as hereinafter defined) promptly after execution and delivery of this agreement.

                 (1) The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction and not for any other purpose, and unless and until you have completed a negotiated Transaction with U.S. Shoe pursuant to a definitive agreement (the "Definitive Agreement"), such information will be kept confidential by you, except that you may disclose the Evaluation Material or portions thereof (a) to those of your directors, officers, employees, proxy solicitors, legal and financial advisors, and representatives of Credit Suisse, in its capacity as your lender in connection with a proposed Transaction (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such
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Luxottica Group S.p.A.
Luxottica Acquisition Corp.
March 31, 1995
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information for the purpose of evaluating any possible Transaction with respect to the Business (it being understood that those Representatives will be informed of the confidential nature of the Evaluation Material and will agree to be bound by this letter agreement (this "Agreement"), (b) in an amendment or amendments to the Tender Offer Statement on Schedule 14D-1 originally filed on March 3, 1995 with the Securities and Exchange Commission by Luxottica Acquisition Corp. and Luxottica Group S.p.A., as amended (the "Luxottica 14D-1"), including, without limitation an amendment or amendments to the offer to purchase constituting an exhibit to the Luxottica 14D-1 and in proxy solicitation materials relating to matters incidental to an Offer, if and to the extent, upon advice of your counsel, you are required to make such disclosure pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, or (c) as otherwise required, upon advice of your counsel, by applicable United States law; provided that prior to any such disclosure, you shall first give U.S. Shoe an opportunity, reasonable under the circumstances, to review and comment on the proposed disclosure and the basis therefor, and you shall consider in good faith and in a manner reasonable under the circumstances the views of U.S. Shoe with respect to the proposed disclosure in order that the required disclosure may be made in a manner, consistent with your required disclosure obligations, that minimizes any risk to U.S. Shoe (the possibility that a Transaction might occur not constituting a "risk to U.S. Shoe" for this purpose). You agree to be responsible for any breach of this Agreement by your Representatives. In the event that you or any of your Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide U.S. Shoe with prompt prior written notice of such requirement so that U.S. Shoe may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event such protective order or other remedy is not obtained, or U.S. Shoe waives compliance with the provisions hereof, you agree to furnish only that portion of the Evaluation Material which is legally required and to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

                 (2) The term "Evaluation Material" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by you or your Representatives), (ii) was available to you on a nonconfidential basis from a source other than U.S. Shoe or its advisors, provided that to your knowledge after reasonable investigation such source is not and was not bound by a confidentiality agreement with U.S. Shoe, or (iii) has been independently acquired or developed by you without violating any of your obligations under this Agreement, but does include any analyses, studies, conclusions or opinions derived from, based on or which reflect any of the Evaluation Material.
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Luxottica Group S.p.A.
Luxottica Acquisition Corp.
March 31, 1995
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                 (3)  If a Transaction with respect to U.S. Shoe or the
Business is not consummated by you or if U.S. Shoe so requests, you will promptly return to U.S. Shoe or destroy (with written confirmation thereof to U.S. Shoe) all copies of the Evaluation Material in your possession and in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing or reflecting any Evaluation Material.

                 (4) You hereby agree that for a period of two years from the date hereof you will not solicit the employment of or employ any corporate officer of U.S. Shoe; provided, however, that the foregoing shall not be deemed to prohibit general solicitations of employment of persons who are not corporate officers of U.S. Shoe in your ordinary course of business not directed specifically toward employees of U.S. Shoe.

                 (5) Except for contacts in the ordinary course of business, you agree not to initiate or maintain contact with any officer, employee or agent of U.S. Shoe except with the express permission of U.S. Shoe. Your agreement in this respect shall not prohibit you from (i) communicating generally and publicly in connection with an Offer, (ii) communicating directly with U.S. Shoe's chief executive officer or chief financial officer, (iii) communicating with U.S. Shoe securityholders in connection with the solicitation of proxies relating to matters incidental to an Offer, or (iv) communicating with any officer, employee or agent of U.S. Shoe in any lawful manner required in connection with any litigation pending between you and U.S. Shoe. All communications regarding the Evaluation Material, requests for additional information, requests for meetings and discussions or questions relating to the Evaluation Material will be submitted or directed to U.S. Shoe's financial advisor, James D. Wolfensohn Incorporated. In the event that, during the term of this Agreement, U.S. Shoe shall enter into any similar confidentiality or standstill agreement with a third party or shall modify the terms of any existing such agreement, and such agreement as entered into or as so modified thereafter shall contain provisions with respect to such third party's communications with U.S. Shoe's officers, directors, employees, agents or securityholders which are less restrictive than the provisions of this paragraph 5, then this paragraph 5 shall be amended automatically, without any further action by the parties hereto, to reflect such less restrictive terms.

                 (6) Subject to the provisions of any Definitive Agreement, you understand and acknowledge that neither U.S. Shoe nor any of its directors, officers, advisors, representatives or employees are making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of U.S. Shoe, any of its advisors, or any of its respective officers, directors, employees, stockholders, affiliates or agents will have any liability to you or any other person resulting from your use of the Evaluation Material. Only those representations or warranties that are made in a Definitive Agreement, when, as, and if
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Luxottica Group S.p.A.
Luxottica Acquisition Corp.
March 31, 1995
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executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

                 (7) No contract or agreement providing for a Transaction shall be deemed to exist between you and U.S. Shoe unless and until a Definitive Agreement has been mutually executed and delivered, and each of us hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with a Transaction unless and until we shall have so entered into a Definitive Agreement. Unless and until a Definitive Agreement with respect to a Transaction has been executed and delivered, neither of us shall have any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal offer or acceptance of an offer or bid on the part of either of us.
U.S. Shoe shall be free to conduct other discussions and negotiations regarding a possible transaction involving U.S. Shoe, the Business or any of its operations (including, without limitation, entering into a Definitive Agreement), or to pursue any other course of action independent of any potential transaction, in any case without prior notice to you or any other person.

                 (8) You agree that U.S. Shoe shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity. You further agree to waive, and to use your best efforts to cause your Representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy. You and we hereby irrevocably and unconditionally (a) consent to submit to the exclusive jurisdiction of the United States District Court for the Southern District of Ohio, Eastern Division located in the city of Columbus, Ohio for any disputes arising out of or relating to this Agreement (and you and we agree not to commence any action, suit or proceeding relating thereto except in such court),
(b) waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any such court, and (c) waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to rules of conflicts of laws.

                 (9) It is further understood and agreed that no failure or delay by U.S. Shoe in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise preclude any other or further exercise of any right, power or privilege
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Luxottica Group S.p.A.
Luxottica Acquisition Corp.
March 31, 1995
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hereunder.  Neither this paragraph nor any other provision in this Agreement can be waived or amended except by written consent of you and U.S. Shoe, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

                 If you agree with the foregoing, please sign and return one copy of this letter to the undersigned via telecopier and confirmed via overnight courier, which will constitute our agreement with respect to the subject matter of this letter.

                                        Very truly yours,

                                        THE UNITED STATES SHOE CORPORATION


                                        By:      /s/ K. Brent Somers
                                           -------------------------------------
                                        Name:    K. Brent Somers
                                        Title:   Chief Financial Officer



EXECUTED AND AGREED:

This 31st day of March, 1995.

LUXOTTICA GROUP S.P.A.


By:          /s/ Claudio Del Vecchio
   -------------------------------------
   Name:    Claudio Del Vecchio
   Title:   Managing Director


LUXOTTICA ACQUISITION CORP.


By:          /s/ Claudio Del Vecchio
   -------------------------------------
   Name:    Claudio Del Vecchio
   Title:   Managing Director